FORWARD RATE LOCK AGREEMENT

AGREEMENT dated as of May 3, 2005 between Wachovia Bank, N.A. (“Wachovia”), One Wachovia Center, DC-6, Charlotte, North Carolina 28288-0166 and Cole Credit Property Trust, Inc. (“Borrower”, collectively and including Borrower, “Guarantors”), each having an address at 2555 E. Camelback Road, Suite 400, Phoenix, AZ 85016.

Preliminary Statement

WHEREAS, Borrower has submitted to Wachovia a loan application (the “Application”) for a mortgage loan in the approximate principal amount of $50,000,000 (a “Loan”) with regard to properties to be identified (the “Properties”).

WHEREAS, Wachovia has not yet issued a commitment letter for the Loan (the “Commitment”) and, therefore, no commitment fee (the “Commitment Fee”) has been paid by Borrower thereunder.

WHEREAS, Borrower has requested that Wachovia lock in advance the fixed per annum interest rate to be payable for the Loan (the “Rate Lock”) notwithstanding that all of Wachovia’s conditions to Rate Lock have not yet been fulfilled and satisfied by Borrower.

WHEREAS, Wachovia is unwilling to Rate Lock unless Borrower and Guarantor(s) enter into this Agreement.

NOW, THEREFORE, in consideration of $10.00 and the mutual covenants contained herein, and other good and valuable consideration, the parties hereby agree as follows:

1.	Rate Lock Transaction.

(a)          Borrower shall be permitted to enter into a Rate Lock transaction with regard to the Loan subject to the terms of this Agreement. Such transaction (a “Transaction”) shall be evidenced by a confirmation in the form attached hereto and made a part hereof as Exhibit A (a “Confirmation”) setting forth, among other things, the “Fixed Rate”, the “Specified Principal Amount” and the “Fixed Rate Period” of each Transaction.

(b)          BORROWER ACKNOWLEDGES AND AGREES THAT WACHOVIA HAS NOT ISSUED, AND IS UNDER NO OBLIGATION TO ISSUE, A COMMITMENT AND IS ALLOWING BORROWER TO RATE LOCK IN RESPONSE TO BORROWERS REQUEST. NEITHER THIS AGREEMENT NOR THE RATE LOCK CONSTITUTES, OR SHOULD BE DEEMED OR CONSTRUED TO CONSTITUTE, A COMMITMENT OR AGREEMENT BY WACHOVIA TO PROVIDE THE REQUESTED FINANCING.

2.	Hedging Arrangements.

(a)          In order to effect a Transaction, Wachovia shall enter into certain hedging arrangements in its sole and absolute discretion through the purchase or sale of United States Treasury notes, bonds or futures contracts, options or swaps on such notes, bonds or futures contracts or other measures deemed necessary or appropriate by Wachovia (collectively, “Hedging Arrangements”).

(b)          If at any time during the Fixed Rate Period, Wachovia determines, in its sole discretion that the Hedging Arrangements will or have incurred losses equal to or greater than 50% of the Mandatory Lock Fee (as hereinafter defined) Borrower or Guarantor shall be required, no later than 2:00 pm (Charlotte, North Carolina time) on the third business day following notice of any such losses (the “Losses Payment Date”) to deposit with Wachovia by wire transfer of immediately available funds the amount of such losses which amount shall be known as the “Additional Mandatory Lock Fee”. If Borrower or Guarantor fails to pay Wachovia the Additional Mandatory Lock Fee by the Losses Payment Date, Wachovia may, at its sole discretion, declare a default hereunder, in which event (i) the interest rate for the Loan will no longer be fixed at the Fixed Rate, (ii) Wachovia shall unwind the Hedging Arrangements, and (iii) Wachovia’s only obligation to Borrower and Guarantor shall be to return the Mandatory Lock Fee less any (X) Breakage Costs (as hereinafter defined), and (Y) fees and expenses (including reasonable attorney’s fees) incurred by Wachovia in connection with the Loan (collectively, “Wachovia’s Expenses”). If Wachovia’s Expenses exceed the Mandatory Lock Fee, Borrower or Guarantor shall pay Wachovia the difference within two (2) business days following the written notice thereof from Wachovia to either Borrower or Guarantor.

3.           Breakage Costs. In the event that a Transaction shall be entered into as evidenced by a Confirmation and either (a) the Loan relating thereto shall not be approved by Wachovia or shall not be closed and funded by Wachovia for any reason prior to the expiration of the Fixed Rate Period, (b) the actual maturity date of the Loan relating thereto shall differ from the “Loan Maturity Date” set forth in the applicable Confirmation and/or (c) the final principal amount of the Loan relating thereto shall differ from the Specified Principal Amount set forth in the applicable Confirmation, Borrower acknowledges and agrees that Wachovia may suffer or incur damages, losses, liabilities, costs, fees and expenses (including breakage, unwind and similar costs, fees and expenses) (collectively, the “Breakage Costs”). Borrower shall be fully responsible for all Breakage Costs and Borrower shall pay the same upon demand to Wachovia. Wachovia shall determine the amount of Breakage Costs in good faith using such methodology as Wachovia deems appropriate under the circumstances, and such determination shall be conclusive and binding. Wachovia shall provide Borrower with a statement setting forth its determination of Breakage Costs.

4.	Hedging Fees.

(a)          In order to be eligible to enter into a Transaction and as a condition precedent thereto, Borrower shall be required to pay to Wachovia a fee equal to the amount set forth in the applicable Confirmation (the “Mandatory Lock Fee”), which Mandatory Lock Fee may, at Wachovia’s option, be applied to the payment of all Breakage Costs. In the event that Wachovia shall require an Additional Mandatory Lock Fees, as provided above, the term Mandatory Lock Fee shall mean the Mandatory Lock Fee and any Additional Mandatory Lock Fee. The Mandatory Lock Fee shall be refundable provided that the applicable Loan is approved by Wachovia and actually closed and funded in accordance with this Agreement prior to the expiration of the applicable Fixed Rate Period. Notwithstanding anything to the contrary contained in this Agreement and without limiting any of Wachovia’s rights, if Borrower either (i) willfully fails or refuses to close the Loan or (ii) otherwise defaults under the Commitment (if issued), the entire Mandatory Lock Fee shall be non-refundable, be deemed immediately earned and may be retained by Wachovia.

(b)           Borrower acknowledges and agrees that any Commitment Fee paid may, at Wachovia’s option, be applied to the payment of Breakage Costs. If any portion of the Commitment Fee shall be applied by Wachovia to pay any Breakage Costs, Borrower shall be and remain fully liable to reimburse Wachovia upon demand for such applied amounts so that the Commitment Fee due under the Commitment shall have been paid in full as required under the Commitment (if a Commitment is issued) whether or not the Loan is closed or funded. Notwithstanding anything to the contrary contained in the Commitment, in no event shall the Commitment Fee be returned or refunded to Borrower if a Transaction shall be outstanding unless and until all Breakage Costs have been paid in full.

(c)	In no event may Borrower Rate Lock for a period in excess of one hundred eighty (180) days.

5.             Rate Lock Guaranty. Guarantors hereby jointly and severally, absolutely and unconditionally guaranty to Wachovia the prompt payment when due of all amounts required to be paid by Borrower to Wachovia under, relating to or in respect of this Agreement.

6.             Representations and Warranties. Borrower and each Guarantor, as applicable, hereby represents and warrants on behalf of itself as of the date hereof and as of the date of a Transaction that (a) Borrower and such Guarantors are (i) duly organized and formed, validly existing and in good standing in its state of formation and (ii) duly authorized to enter into and perform its obligations under this Agreement (and Borrower and each non-individual Guarantor shall, upon request, deliver simultaneously herewith an authorizing resolution and incumbency certificate acceptable to Wachovia), (b) this Agreement does not violate or conflict with any applicable law or regulation, organizational document or other document, instrument or agreement binding upon or affecting Borrower or Guarantors and all consents and approvals have been obtained, (c) its obligations hereunder are legally binding and enforceable, (d) Wachovia has been and will be acting on an arm’s length basis with Borrower and not as Borrower’s agent, fiduciary, broker, advisor or consultant with respect to a Transaction and Borrower is relying solely upon the advice of its own advisors in connection with a Transaction and not upon the advice of Wachovia or any of its representatives and (e) Borrower is aware of the risks associated with a Rate Lock and a Transaction and is willing to assume those risks.

7.             Indemnity. Borrower and Guarantors hereby agree to jointly and severally indemnify, defend and hold Wachovia harmless from and against all costs, fees and expenses (including attorneys’ fees and disbursements) incurred by Wachovia under or by reason of this Agreement and/or Rate Lock.

8.             Defaults. In the event that a default shall occur under the Commitment (if issued) or this Agreement or otherwise under the Loan (including, without limitation, the commencement of a case under the U.S. Bankruptcy Code or other creditor protection action or proceeding by or with respect to Borrower or any Guarantor), Wachovia may, at its option, terminate the Transactions upon written notice to Borrower. In such event, Borrower shall be and remain liable for all Breakage Costs as otherwise provided in this Agreement.

9.	Miscellaneous.

(a)          The interest of Borrower hereunder may not be transferred or assigned without Wachovia’s prior written consent.

(b)         No amendment, modification or waiver under this Agreement shall be effective unless in writing signed by the parties hereto.

(c)          This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina.

(d)         Each party hereto hereby waives the right to a trial by jury in any legal proceeding in connection with this Agreement or a Transaction. In addition, Borrower and Guarantors hereby submit to the non-exclusive jurisdiction of North Carolina with respect to any actions or proceedings arising out of this Agreement or the subject matter hereof.

(e)          The obligations of Borrower and Guarantors hereunder are absolute, unconditional and irrevocable and are not subject to any offset, defense, claim or counterclaim.

(f)          Nothing contained herein shall be deemed a waiver or limitation of any term or condition contained in the Application or the Commitment.

(g)         This Agreement represents the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communications and prior warnings.

(h)         This Agreement may be executed in one or more counterparts, each of which, when so executed, shall be deemed to be an original and all of which shall constitute one and the same agreement.

IN WITNESSS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

WACHOVIA NATIONAL BANK
By:	/s/ Krista H. Vance
Name:	Krista H. Vance
Title:	Vice President

Cole Credit Property Trust, Inc.
By:	/s/ Blair D. Koblenz
Blair D. Koblenz
Executive Vice President

EXHIBIT A

Form of Confirmation

CONFIRMATION dated May 3, 2005 between Wachovia Bank, National Association (“Wachovia”) and Cole Credit Property Trust, Inc. (“Borrower”).

This Confirmation is entered into between Wachovia and Borrower pursuant to that certain Forward Rate Lock Agreement dated as of May 3, 2005 (the “Forward Agreement”) and is the “Confirmation” referred to in the Forward Agreement and is intended to confirm that terms of a Rate Lock. Capitalized terms used herein shall have the meanings set forth in the Forward Agreement.

The terms of the Transaction are hereby confirmed as follows:

1.	Transaction Type:	Forward Interest Rate Lock.
2.	Mandatory Lock Fee:	2% payable by Borrower to Wachovia.
3	Transaction Costs Fee:	N/A.
4.	Lock Date:	May 3, 2005
5.	Fixed Rate:	4.35% per annum (locked indices only - 3.89% 5-year UST + 0.46% 5-year swap spread; credit spread to be determined.
6.	Specified Principal Amount:	$50,000,000.
7.	Fixed Rate Period:

From the date hereof to and including 180 days. The first 90 days of the rate lock are free; loans closed after the first 90 days will have the following premium added to the all-in rate:

8/4/05 - 9/3/05 = 5 basis points

9/4/05 - 10/3/05 = 10 basis points

10/4/05 - 11/3/05 = 15 basis points

8.	Loan Maturity Date:	Approximately 60 months.

This Confirmation shall be void and of no effect unless the Mandatory Lock Fee is paid in immediately available funds simultaneously herewith.

WACHOVIA NATIONAL BANK
By:	/s/ Krista H. Vance
Name:	Krista H. Vance
Title:	Vice President

Cole Credit Property Trust, Inc.
By:	/s/ Blair D. Koblenz
Blair D. Koblenz
Executive Vice President